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                                                                    Exhibit 10.2

                                                                  EXECUTION COPY

                         EXECUTIVE EMPLOYMENT AGREEMENT

     THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is entered into and made effective this 25th day of September, 2003, among DENNIS B. GILLINGS, Ph.D. ("Gillings"), PHARMA SERVICES HOLDING, INC. ("Pharma"), and QUINTILES TRANSNATIONAL CORP. (the "Company").

     WHEREAS, Gillings is currently employed by the Company, which will become a wholly-owned subsidiary of Pharma upon the closing (the "Closing") of the transactions contemplated by the Merger Agreement among the Company, Pharma and Pharma Services Acquisition Corp. dated April 10, 2003, as amended, modified or restated from time to time; and

     WHEREAS, the Company recognizes Gillings as its founder and that his vision has been instrumental to its growth and success; therefore, the Company desires to provide for his continued employment with the Company following the Closing as its Executive Chairman and Chief Executive Officer ("CEO") and, effective upon the Closing, Pharma desires to employ Gillings as its Executive Chairman and CEO; and

     WHEREAS, in order to provide adequate assurances to Gillings, as an inducement to continue his valuable employment with the Company and commence employment with Pharma, the Company and Pharma desire to enter into this Agreement to set forth the terms of his employment; and

     WHEREAS, Gillings agrees that the terms of this Agreement will allow him to continue his employment with and to devote his best efforts to Pharma, the Company and all of their subsidiaries.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, the parties agree as follows:

     1. EMPLOYMENT.

     Effective upon the Closing, the Company will employ Gillings as Executive Chairman and CEO of the Company, with the duties, responsibilities and powers of such offices as customarily associated with such offices, and Gillings shall serve the Company in such capacities during the term of this Agreement. Gillings acknowledges that such duties, responsibilities and powers may be changed from time to time by the Board of Directors (the "Board") of the Company, and that the Board may hire a new CEO, in which case Gillings will resign his position as CEO. Gillings shall faithfully and diligently discharge his duties and responsibilities hereunder, shall use his reasonable best efforts to implement the policies established by the Board, and shall devote substantially all of his business time and attention to the affairs of the Company except as otherwise agreed by the Board. For so long as Gillings shall be employed as Executive Chairman and/or CEO of the Company, he shall serve as Executive Chairman and/or CEO of Pharma, without additional compensation therefor.
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     2.   TERM.

     This Agreement shall become effective, and the term of this Agreement shall commence, on the date of the Closing and shall continue until terminated pursuant to Section 4. Notwithstanding termination of this Agreement, the rights and obligations of the Company and Gillings under Section 5 ("Compensation and Benefits Payable upon Termination"), Section 6 ("Non-Competition; Confidentiality"), Section 8 ("Arbitration"), Section 9 ("Counsel Fees") and Section 10 ("Additional Amount") of this Agreement shall continue until all such rights and obligations thereunder have been satisfied. Should the Closing not occur for any reason, this Agreement shall be null and void.

     3.   COMPENSATION AND BENEFITS.

     The Company shall pay or provide to Gillings the following items as compensation for his services:

     (i) An annual base salary of one million dollars ($1,000,000), payable in monthly installments, subject to all applicable withholding requirements, which annual base salary may be increased from time to time in accordance with the normal business practices of the Company; and

     (ii) The opportunity to earn an annual cash bonus based on the achievement of individual and/or Company-wide performance goals established and communicated to Gillings at the beginning of each bonus plan year by the Board or the Board's designee. In the event of termination of Gillings' employment for any reason, except termination by the Company pursuant to Section 4(c) ("Cause") or by Gillings pursuant to Section 4(i) ("Other Termination by Gillings"), Gillings shall receive (in addition to such other termination compensation provided herein) the annual cash bonus and incentive bonus (if any) for such year, prorated for the number of complete months Gillings was employed for such year prior to such termination (regardless of whether such bonus is declared on or after the Gillings employment is terminated); and

     (iii) Participation in all general benefit programs of the Company as may be adopted and maintained by the Company from time to time, including the Company's Flexible Benefits Plan, which includes medical, dental, life and general and long term disability insurance; 401(k) and any pension and profit sharing plans, as may be adopted and maintained by the Company from time to time; and

     (iv)  Reasonable city/country club dues; and

     (v) An automobile selected by Gillings or, at his option, a comparable automobile allowance, in each case consistent with his position with the Company and its subsidiaries and for his use; and

     (vi) Ordinary and necessary expenses, in a reasonable amount, which Gillings incurs in performing his duties under this Agreement, including, but not limited to, travel, entertainment, professional dues and subscriptions, all dues, fees and expenses associated with membership in various professional business and civic associations and societies of which

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Gillings' participation is in the best interest of the Company and its subsidiaries, as reasonably determined by Gillings; and

     (vii) Tax return preparation and reasonable financial planning, consultation and advice by the Company's accounting firm and/or legal counsel and/or financial consultants in each case as may be provided by the Company for most senior management of the Company; and

     (viii) Reimbursement to GF Management Company, LLC ("GFM") for the business use (related to Pharma, the Company and/or any of their subsidiaries) of the aircraft owned and/or operated by GFM as of the date hereof (or a substitute aircraft owned and/or operated by Gillings or an affiliate of Gillings anytime thereafter) at the rate of $10,794 per business flight hour. The per business flight hour rate is calculated by the reimbursement formula (the "Formula") shown in the spreadsheet attached hereto as Exhibit A. In connection with the foregoing, GFM shall deliver a monthly statement to the Company setting forth the number of business flight hours and a description of the business purpose thereof and the Company will reimburse GFM, on the basis of the number of business flight hours multiplied by the rate per business flight hour, by wire transfer of immediately available funds to an account designated in writing by GFM within fifteen (15) business days after receipt of such monthly statement. The Company and Gillings will reconcile the payments calculated under the Formula on an annual basis with the actual costs (such costs to include, without limitation, capital costs, interest expense and operating expenses) incurred by GFM or Gillings or his affiliates, as applicable for ownership and use of the aircraft and will make reasonable modifications (whether up or down) to the Formula and amounts reimbursed, should the payments under the Formula be materially different from the reconciliation to actual costs incurred by GFM.

     (ix) As of the date hereof, Gillings and his wife are the insureds under split-dollar insurance arrangements and understandings related thereto in effect among the Company, Gillings and certain irrevocable life insurance trusts created by Gillings. Under these arrangements, it was intended that the irrevocable insurance trusts would have certain death benefits payable upon the death of the last to die of Gillings and his spouse. As a result of regulatory, statutory, and other developments the arrangements may need to be modified, revised and/or terminated. The Company hereby agrees to the extent permitted by applicable law, to effect during or after Gillings employment such modification, revision and/or termination of these arrangements and understandings with Gillings and/or the irrevocable life insurance trusts, as reasonably necessary or appropriate, in a manner that will ultimately result in death benefits no less favorable to the trusts and Gillings, than those that would have been provided had such arrangements and understandings prior to the date hereof remained in place without change. Gillings agrees to cooperate in good faith with the Company to effect such modifications, revision and/or termination of these arrangements in response to regulatory, statutory and other developments in order to minimize the costs to the Company.

     (x) Group health coverage (including without limitation, hospitalization insurance (including major medical) and other health insurance benefits) following any termination of Gillings employment pursuant to Section 4, except termination by the Company pursuant to Section 4(c) ("Cause"), for Gillings and his spouse for his lifetime, and upon his death, for his surviving spouse until her death, in each case on the same basis as the Company or its subsidiaries provide group health coverage to their senior executives; provided that such

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coverage shall be secondary to any coverage for which Gillings or his spouse become covered and Gillings agrees to make good faith applications to obtain such coverage.

     The above-stated items of compensation shall not be deemed all-inclusive, and Gillings may receive other compensation, as may from time to time be determined by the Board, including bonuses that may be provided by the Company under the Company's annual incentive bonus plans or any comparable bonus plan that may succeed such plans.

     4.   TERMINATION.

     Gillings' employment under this Agreement shall terminate:

     (a)  Death.  Upon the death of Gillings; or

     (b) Disability. Upon notice from the Company or Gillings to the other party if Gillings becomes "permanently disabled." For purposes of this Agreement, Gillings shall be deemed "Permanently disabled" six (6) months after the first date that he has become disabled by a medically determinable bodily or mental illness, disease, or injury, to the extent that he is prevented from performing his material and substantial duties of employment, and such disability has continued uninterrupted for six (6) months. If requested by the Company, Gillings shall submit at the Company's expense to an examination by a physician selected by the Company for the purpose of determining or confirming the existence or extent of any disability; or

     (c) Cause. Upon notice from the Company to Gillings for cause. For purposes of this Agreement, "cause" shall be defined as (i) a willful and continued failure by Gillings to perform his duties as Executive Chairman of the Company as established by the Board (other than due to disability), or (ii) a material breach by Gillings of his fiduciary duties of loyalty or care to the Company, or (iii) a willful violation of Gillings of any material provision of this Agreement, Section 7 of the Rollover Agreement between Pharma, Gillings and certain of his affiliates dated as of the date hereof (the "Rollover Agreement"), or (iv) a conviction of, or the entering of a plea of nolo contendere by Gillings for, any felony. In addition, if Gillings shall terminate his employment for a breach of this Agreement by the Company in accordance with
Section 4(d), and it is ultimately determined that no reasonable basis existed for Gillings' termination on account of the alleged default of the Company, such event shall be deemed cause for termination by the Company.

     Any notice of termination of Gillings' employment with the Company for cause shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for termination of his employment under the provisions contained herein and the date of such termination. If the cause alleged by the Company shall be other than (iv) set forth above, Gillings shall be given the opportunity to explain and, if possible, to cease or correct the performance (or nonperformance) giving rise to such notice within a reasonable period of time from receipt of notice, but in no event to exceed thirty (30) days; and, upon failure, in the judgment of the Board, of Gillings to cease or correct such performance (or nonperformance) within such thirty (30) day period, Gillings' employment by the Company shall automatically be terminated; or

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     (d)  Breach.  Upon notice from Gillings to the Company of the Company's or
Pharma's failure to comply with any material provision of this Agreement, provided that the Company or Pharma shall have thirty (30) days from the receipt of such notice to cure any default under this Agreement. If such default shall be cured within such thirty (30) day period, Gillings shall have no right to terminate his employment under the provisions of this Section 4(d); or

     (e) Change in Position, Duties. Upon notice from Gillings to the Company if Gillings is no longer elected Executive Chairman of the Company with the duties and powers of such office, as existed on the date of this Agreement, and which are customarily associated with such office; or

     (f) Improper Termination by Company. Upon notice from Gillings to the Company upon a purported termination of Gillings' employment by the Company for cause if it shall be ultimately determined that cause did not exist; or

     (g) Sale of the Pharma; Qualifying Offering. Upon a "Qualifying Offering", as defined in the Stockholders Agreement among the Company, Pharma and its shareholders (the "Stockholders Agreement"), or upon a sale (whether effected pursuant to Section 2.4(a) of the Stockholders Agreement or by merger, consolidation, recapitalization, reorganization, sale of securities, sale of assets or otherwise) in one transaction or series of related transactions to a Person or Persons that is not a Stockholder or a Permitted Transferee or Associate (as such terms are defined in the Stockholders Agreement) of any Stockholder or of any Permitted Transferee of any Stockholder pursuant to which such Person or Persons (together with its Affiliates) acquires (i) securities representing at least seventy-five percent (75%) of the voting power of the Common Stock of Pharma, assuming the conversion, exchange or exercise of all securities convertible, exchangeable or exercisable for or into Common Stock, or
(ii) of all, or substantially all, of Pharma's assets on a consolidated basis (a "Sale of Pharma") if at least thirty (30) days prior to the consummation thereof, Gillings or the Company (at the direction of a majority of the Board) shall have delivered to the other party a written notice that Gillings employment shall not be extended beyond the consummation of such Qualifying Offering or Sale of Pharma, as the case may be; or

     (h) Other Termination by the Company. Upon notice from the Company to Gillings for any reason other than pursuant to Section 4(b), (c) or (g) above; or

     (i) Other Termination by Gillings. Upon notice from Gillings to the Company of his voluntary termination of employment, for any reason other than as set forth in Section 4(b), (d), (e), (f) or (g) above.

     5.   COMPENSATION AND BENEFITS PAYABLE UPON TERMINATION

     (a) Upon Gillings' termination of employment for any reason, the Company shall pay Gillings his full salary and other accrued benefits set forth in
Section 3 through the date of termination, and, except as provided in Sections 3(ii), 3(x), 5(b) and 5(c), no other compensation or benefits shall be paid to Gillings hereunder; provided, however, that nothing herein shall be deemed to limit Gillings' rights under any other benefit, life insurance, retirement, 401(k), or



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pension plan of the Company, and the terms of those plans, programs, or arrangements shall govern.

     (b) If Gillings' employment shall be terminated (i) by Gillings pursuant to Section 4(b) ("Disability"), 4(d) ("Breach"), Section 4(e) ("Change in Position, Duties"), Section 4(f) ("Improper Termination by Company"), Section 4(g) ("Sale of Pharma; Qualifying Offering"; except, in the case of a Sale of Pharma, where Gillings in his capacity as a stockholder either (a) is one of the "Majority Common Stockholders" (as defined in the Stockholders Agreement) or (b) votes in favor of such Sale of Pharma), or (ii) by the Company for any reason other than those set forth in Section 4(c) ("Cause") or Section 4(g) ("Sale of Pharma; Qualifying Offering"; except in the case of a Sale of Pharma, where Gillings as a stockholder either (a) is not one of the Majority Common Stockholders (as defined in the Stockholders Agreement) or (b) does not vote in favor of such Sale of Pharma), the Company shall pay to Gillings or his estate or beneficiaries, in addition to amounts payable under Section 5(a), an amount equal to 2.9 times the aggregate sum of (a) his then annual rate of base salary plus (b) an amount equal to the annual cash bonus, if any, paid or payable for the fiscal year ended immediately prior to such termination. Such amount shall be paid in equal monthly installments during the three year period following such termination, provided that as soon as practicable following such termination, the Company shall secure such payments through a letter of credit or similar arrangement, or deposit the present value of such payments into an escrow arrangement (such letter of credit, similar arrangement or escrow arrangement, the "Escrow Arrangement") reasonably acceptable to Gillings (including, without limitation, protection against other claims from creditors of the Company). In the event Gillings is required to recognize income tax as a result of the Escrow Arrangement, the Company will release a portion of the severance amounts secured by the Escrow Arrangement sufficient to permit Gillings to pay such taxes, and the severance amounts shall be reduced by the amount so released. In the event the Company does not release a sufficient portion of the Escrow Arrangement to satisfy Gillings' income tax liabilities and Gillings is subject to penalties due to such underpayment of these income tax liabilities, the Company shall pay such penalties and any income taxes due as a result of the Company's payment to Gillings of the penalties. In addition to the obligations of the Company under Section 5(a), the Company shall continue to pay Gillings' club dues, long term disability premiums, life insurance premiums, dental insurance premiums and automobile allowance for a period of three years from the date of termination of employment, and, during such three year period, Gillings and his spouse shall be entitled to any other benefits that would be provided to him/them as a result of his participation in any employee welfare benefit plans, as defined by the Employee Retirement Income Security Act of 1974, as amended, in which senior management of the Company is permitted to participate to the same extent and in any amount equal to that Gillings and his spouse would have received if Gillings had remained employed by the Company during such period. The compensation and benefits payable under this
Section 5(b) are hereinafter referred to as "Severance Benefits." Nothing contained herein, however, shall require that Gillings be treated as an active participant in any plan provided only to active employees of the Company.

     The payment of Severance Benefits is in recognition and consideration of the past and continued services by Gillings to the Company and the release described below, and is not in any way to be construed as, and is in lieu of, a penalty or damages. Gillings shall not be required to mitigate the amount of any payment of Severance Benefits by seeking other employment or

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otherwise; provided, however, if following termination of employment, Gillings breaches any of the restrictive covenants contained in Section 6(a), then the Company shall no longer be obligated to provide Severance Benefits. This forfeiture of Severance Benefits shall be in addition to any rights and remedies the Company may have under Section 6. The payment of Severance Benefits shall not affect any other sums or benefits otherwise payable to Gillings under any other employment compensation or benefit plan of the Company. The Company's obligation to provide the Severance Benefits is conditioned upon Gillings' execution of a customary release of all claims arising out of Gillings' employment against the Company and its affiliates and the expiration of any revocation period required by law relating thereto without revocation thereof.

     (c) The Company shall continue to provide the benefits described in paragraph (b) above on the same terms and conditions (e.g. employee contributions for certain benefits that are in effect for active employees who are similarly situated) as continue to be available for similarly situated employees of the Company during the period provided herein, with such changes as may be applicable to such other employees. The foregoing benefits are not intended to be a substitute for any available coverage benefits (the "COBRA Rights") under Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code") and such COBRA Rights shall not commence until after the extended period specified herein comes to an end, unless otherwise provided by law. Notwithstanding the foregoing, Gillings' rights to the foregoing benefits shall terminate as to any benefit for which he becomes covered for substantially similar benefits on substantially similar terms through a program of a subsequent employer or otherwise (such as through coverage obtained by Gillings' spouse) for as long as such coverage continues and provided that such terms are not less favorable to Gillings in any respect.

     6. NON-COMPETITION; CONFIDENTIALITY. Gillings expressly covenants and agrees:

     (a) That from and after the date of the Closing through the latest of (x) five years from the date hereof, (y) three years following the date Gillings (or any Permitted Transferee thereof (as defined in the Stockholders Agreement)) cease to own any equity interest in Pharma, the Company or any of its subsidiaries and (z) the third anniversary of the date of termination of Gillings' employment for any reason (the "Non-Competition Period"), Gillings will not, and will not permit any of his Affiliates to, directly or indirectly, as an officer, director, stockholder, partner, associate, owner, employee, consultant, lender or otherwise, become or be interested in or associated with any other organization, corporation, firm or business which is engaged in the same or a competitive business with Pharma's business or with the business of the Company or any subsidiary of the Company in any geographical area in which Pharma, the Company or any of its subsidiaries is so engaged. It is agreed that ownership, directly or indirectly, of not more than one 1% percent of the issued and outstanding stock of a corporation, the shares of which are regularly traded on a national securities exchange or in the over-the-counter market shall not be deemed in and of itself to be in violation of the preceding sentence. As used herein, "Affiliates" means, with respect to any Person, any other Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person; "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by


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contract or otherwise. As used herein "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

     (b) Gillings shall not, and shall not permit any of his Affiliates to, at any time during the Non-Competition Period, directly or indirectly, solicit, or interfere with Pharma's, the Company's or any of its subsidiaries' relationship with, or entice away from Pharma, the Company or any of its subsidiaries, any customer, supplier, Person, firm, or corporation who currently is doing business or at any time during the Non-Competition Period does business with Pharma, the Company or any of its subsidiaries or offer employment to or procure employment for any Person who currently, or at any time during the Non-Competition Period, is employed by Pharma, the Company or any of its subsidiaries.

     (c) Gillings shall not, at any time during or after the Non-Competition Period, use for any purpose other than in the performance of his work for Pharma, the Company or its subsidiaries, or divulge, or permit any of his Affiliates to divulge, directly or indirectly, to any entity or Person any material information acquired by Gillings concerning Pharma's, the Company's or any of its subsidiaries' formulae, computer programming techniques, documentation, software source codes, object codes, documentation, "know-how", processes, methods, research, development or marketing techniques, programs, materials or plans, client lists or any other of its or their trade secrets, confidential information, price lists, or pricing policies ("Confidential Information"), except information which is (i) in the public domain, or (ii) becomes public knowledge through no fault of Gillings, or (iii) is required to be disclosed by court order or other government process or the disclosure of which is necessary to enable Gillings to comply with applicable law or defend against claims. If Gillings shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, Gillings shall properly notify the Company and take, at the expense of the Company (unless the claim involves a dispute among Gillings and Pharma or the Company or any of its subsidiaries), all reasonably necessary steps requested by the Company to defend against the enforcement of such court order or other government process; and permit the Company to participate with counsel of its choice in any proceeding relating to the enforcement thereof.

     (d) All Developments that are at any time conceived, made or suggested by Gillings, whether acting alone or in conjunction with others, during Gillings' employment with Pharma, the Company, or any of its subsidiaries, or their predecessors shall be the sole and absolute property of the Company, free of any reserved or other rights of any kind on Gillings' part. During the Non-Competition Period and thereafter, Gillings shall promptly make full disclosure of all such Developments to the Company and do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) deemed by the Company to be necessary or desirable at any time in order to effect the full assignment to the Company of Gillings' right and title, if any, to such Developments. For purposes of this Agreement, the term "Developments" includes, by way of example but without limitation, Confidential Information, and all findings, discoveries, developments, programs, designs, inventions, improvements, methods, practices and techniques, whether or not patentable, relating to the present and planned future activities of Pharma, the Company or any of its subsidiaries and all products or services sold, rented, leased, rendered or otherwise made available to customers by Pharma, the Company or any of its subsidiaries as well as products and


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services in any stage of development by Pharma, the Company or any of its subsidiaries but not yet commercialized or not generally available.

     (e)  Gillings agrees that the restrictive covenants contained above in this
Section 6 are reasonably necessary to protect Pharma's, the Company's and its subsidiaries' legitimate business interests, are reasonable with respect to time and territory and scope of activities prohibited, and do not interfere with public interest or public policy. Gillings further agrees that the descriptions of the restrictive covenants contained above in this Section 6 are sufficiently accurate and definite and Gillings understands the scope and meaning of the covenants. If any particular provision of Section 6 of this Agreement is adjudicated to be invalid or unenforceable or shall for any reason be held to be excessively broad as to duration, geographic scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law and such provision shall be deemed modified and amended to the extent necessary to render such provision enforceable.

     (f) Gillings agrees that a breach or violation of any of the restrictive covenants contained in this Section 6 will result in immediate and irreparable harm to Pharma, the Company and its subsidiaries in an amount which may be impossible to ascertain at the time of any breach or violation, and that an award of monetary damages will not be adequate relief to Pharma, the Company or its subsidiaries for such harm. Therefore, Gillings agrees that his failure to perform or comply with any or all of the restrictive covenants shall give rise to a right for Pharma, the Company and/or any of its subsidiaries to obtain judicial enforcement of any or all of the restrictive covenants by a decree of specific performance or other injunctive relief. Gillings agrees such remedy, however, shall be cumulative and in addition to any other remedy Pharma, the Company and/or any of its subsidiaries may have. In any action by Pharma, the Company, and/or any of its subsidiaries to enforce the provisions of this
Section 6 or to recover damages hereunder, the party prevailing in such action shall have the right to recover from the other party its reasonable attorneys' fees incurred in prosecuting such action.

     (g) For each month during the Non-Competition Period following the termination of Gillings' employment for any reason, the Company shall pay Gillings an amount equal to the sum of his annual rate of base salary in effect immediately prior to the termination of his employment plus an amount equal to the annual cash bonus, if any, paid or payable for the fiscal year ended immediately prior to such termination, divided by 12; provided, however, that no such payments shall be made for the first three (3) years of the Non-Competition Period following the termination of Gillings' employment where such termination is under circumstances which entitle Gillings to Severance Benefits set forth in
Section 5(b), without regard to the execution of a release as set forth in
Section 5(b). The Company may, by written notice at least thirty (30) days in advance of the date any such monthly payment is due, cease all further payments under this Section 6(g) and relieve Gillings of his obligation to comply with the non-competition covenant contained in Section 6(a) of this Agreement.

     7.  LEAVE OF ABSENCE.

     Gillings may take a voluntary leave of absence from his employment with the Company for such purposes and periods of time and upon such conditions as the Board in its sole discretion so permits.



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     8. ARBITRATION.

     Except to the extent otherwise provided in Section 6(e) above, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration. Pharma and the Company on the one hand, and Gillings on the other hand, shall appoint one arbitrator and shall notify in writing the other of such appointment and request the other to appoint one arbitrator within thirty (30) days of receipt of such request. If the party so requested fails to appoint an arbitrator, the party making the request shall be entitled to designate two arbitrators. The two arbitrators shall select a third. The written decision of a majority of the arbitrators shall be binding upon Pharma, the Company and Gillings and enforceable by law. The arbitrators shall, by majority vote, determine the place for hearing, the rules of procedure, and allocation of the expenses of the arbitration.

     9. COUNSEL FEES.

     If a dispute occurs between the Company and Gillings in connection with or arising under this Agreement in which Gillings prevails, the Company shall reimburse Gillings for all reasonable costs, including attorneys' fees, accounting fees, and any other necessary costs or expenses.

     10. ADDITIONAL AMOUNT.

     (a) The Company shall pay to Gillings an amount (the "Additional Amount") equal to the excise tax under Section 4999 of the Code (the "Excise Tax"), if any, plus all taxes incurred with respect to such payment, if any, incurred by Gillings by reason of the payments under this Agreement and any other plan, agreement, or understanding between Gillings (but not his Affiliates), Pharma, and the Company or its subsidiaries or affiliates, other than payments made pursuant to this Section 10, (the "Separation Payments") constituting excess parachute payments pursuant to Code Section 280G. The Additional Amount shall also include an amount equal to (i) the Excise Tax and (ii) all federal, state, and local income and payroll taxes and Excise Tax incurred by Gillings with respect to receipt of the Additional Amount.

     (b) All determinations required to be made under this Section 10, including whether an Additional Amount is required and the amount of any Additional Amount, shall be made by the Company prior to the event triggering such determination. In computing taxes, the Company shall use the highest marginal federal, state, and local income tax rates applicable to Gillings and shall assume the full deductibility of state and local income taxes for purposes of computing federal income tax liability, unless Gillings demonstrates that he will not in fact be entitled to such a deduction for the year of payment.

     (c) The Additional Amount shall be paid to Gillings with the Separation Payments unless the Company at the same time as the payment of the Separation Payments determines that Gillings will not incur an Excise Tax on part or all of the Separation Payments.

     (d) The Additional Amount shall be subject to adjustment so as to avoid either an over- or underpayment of the Additional Amount to Gillings, including any adjustment as may be necessary if additional liability (including interest and penalties) is assessed under Code Section 280G despite the contrary determination of the Company as to the applicability of

Section 280G to the Separation Payments. In the event the Internal Revenue Service or other taxing authority or a court determines that there has been an underpayment of the Excise Tax, the Company will, on Gillings' behalf, and at the Company's cost, assume any challenge (or other response as the Company shall determine to be proper) to such assessment or imposition of additional liability and Gillings will assist and cooperate with the Company with respect to any such challenge or other response, provided that such challenge or other response is not likely to adversely affect Gillings' other tax positions. Should Gillings receive a refund of all or any portion of the Excise Tax previously paid, because the Excise Tax is determined to be less than the amount taken into account at the time the Additional Amount is paid, Gillings shall repay to the Company the portion of the Additional Amount paid in connection with such Excise Tax so refunded.

     11.  SUCCESSORS; BINDING AGREEMENT.

     (a) This Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Pharma and/or the Company, and the Company and/or Pharma shall require any such successor to assume expressly and agree to perform this Agreement. As used in this Agreement, "Company" and "Pharma" shall mean the Company and Pharma as hereinbefore respectively defined and any successor to its business and/or assets as aforesaid.

     (b) This Agreement shall inure to the benefit of and be enforceable by Gillings' personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If Gillings should die while any amount would still be payable hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Gillings' devisee, legatee or other designee or, if there is no such designee, to Gillings' estate.

     12.  VACATION.

     Gillings shall be entitled each calendar year to a vacation of six (6) weeks, during which time his compensation shall be paid in full. Such vacation shall be taken at such time or times as Gillings shall determine, taking into consideration the needs and requirements of Pharma and the Company for his services.

     13.  MISCELLANEOUS.

     (a) All notices required or permitted hereunder shall be given in writing by actual delivery, by reputable overnight courier or by registered or certified mail (postage prepaid) at the following addresses or at such other places as shall be designated in writing and shall be deemed received on the date actually delivered, on the next business day if sent by overnight courier, or the third business day if sent by registered or certified mail:

                    Gillings:           Dennis B. Gillings, Ph.D.
                                        c/o GF Management Company, LLC
                                        4825 Creekstone Drive, Suite 130
                                        Durham, NC 27703
          with a copy to:     White & Case LLP
                              1155 Avenue of the Americas
                              New York, New York 10036
                              Attn: John M. Reiss, Esq.

          Pharma:             Pharma Services Holding Corp.
                              c/o One Equity Partners LLC
                              320 Park Avenue, 18th Floor
                              New York, New York 10022
                              Attn: Richard Cashin

          with a copy to:     Morgan Lewis & Bockius LLP
                              101 Park Avenue
                              New York, New York 10078
                              Attn: Ira White, Esq.

          with a copy to:     Cleary, Gottlieb, Steen & Hamilton
                              One Liberty Plaza
                              New York, NY 10006
                              Attn: Robert J. Raymond, Esq.

          with a copy to:     Temasek Holdings (Pte) Limited
                              60B Orchard Road, #06-18, Tower 2
                              The Atrium@Orchard, Singapore 238891
                              Attention: S. Iswaran

          Company             Quintiles Transnational Corp.
                              4709 Creekstone Drive
                              Riverbirch Building
                              Suite 200
                              Durham, NC 27703
                              Attn: John Russell, Esq.

          with a copy to:     Morgan Lewis & Bockius LLP
                              101 Park Avenue
                              New York, New York 10078
                              Attn: Ira White, Esq.

          with a copy to:     Smith, Anderson, Blount, Dorsett,
                                Mitchell & Jemigan, LLP
                              2500 First Union Capital Center
                              Post Office Box 2611
                              Raleigh, NC 27602-2611
                              Attn: Gerald F. Roach, Esq.

          with a copy to:     Cleary, Gottlieb, Steen & Hamilton
                              One Liberty Plaza
                              New York, NY 10006
                              Attn: Robert J. Raymond, Esq.

          with a copy to:     Temasek Holdings (Pte) Limited
                              60B Orchard Road, #06-18, Tower 2
                              The Atrium@Orchard, Singapore 238891
                              Attention: S. Iswaran


     (b) If any provision of this Agreement shall be determined to be void by any court of competent jurisdiction, then such determination shall not affect any other provision of this Agreement, all of which shall remain in full force and effect.

     (c) The failure of the parties to complain of any act or omission on the part of either party, no matter how long the same may continue, shall not be deemed to be a waiver of any of its rights hereunder.

     (d) This Agreement contains the entire agreement of the parties. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. It may be changed or terminated only by a writing signed by the party against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

     (e) The recitals contained in this Agreement are expressly made a part hereof.

     (f) This Agreement shall replace and supersede the Employment Agreement between the Company and Gillings dated February 22, 1994, as such agreement was amended on October 26, 1999 and April 1, 2001 (the "Prior Agreement"), and neither the Company, Pharma nor any subsidiary shall have any obligations under the Prior Agreement.

     (g) This Agreement shall be governed by the laws of the State of North Carolina, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of North Carolina.

     IN WITNESS WHEREOF, the undersigned individual has executed this Agreement under seal by adopting the word "SEAL" beside his name and the undersigned corporation has executed this Agreement under seal through its duly authorized officers as of the day and year first above written.


                                        /s/ Dennis B. Gillings, Ph.D.(SEAL)
                                        -------------------------------------
                                        Dennis B. Gillings, Ph.D.


                                        QUINTILES TRANSNATIONAL CORP.


                                        By: /s/ John S. Russell
                                           -----------------------------------

ATTEST:

[/s/ ILLEGIBLE]
----------------------------------
           Secretary

(CORPORATE SEAL)



                                        PHARMA SERVICES HOLDING, INC.

                                        By: /s/ Dennis B. Gillings, Ph.D.
                                           -----------------------------------


ATTEST:

/s/ James S. Rubin
----------------------------------
         Secretary



(CORPORATE SEAL)

PROPOSED REIMBURSEMENT FOR BUSINESS USE OF AIRCRAFT                    EXHIBIT A
BASED ON NETJETS G V PRICING

                           ESTIMATED
                            ANNUAL
                             HOURS           %
                           ---------     ---------
ESTIMATED BUSINESS HOURS      700          77.78%
TOTAL NONBUSINESS HOURS       200          22.22%
                           ---------     ---------
                   Total      900         100.00%
                           =========     =========


                                                                        TOTAL
                                                                       ANNUAL
ALL AMOUNTS FROM NETJETS PRICING SHEET                                  COST
                                                                     -----------
     Capital cost                           45,500,000  -------------------------- Full Share Cost - New   $43,500,000
     Estimated Business %                        77.78%
                                           -----------
       Business Capital Cost                33,833,333
     Less residual value                   (21,989,345) -------------------------- Residual Value Estimate        65.0%
                                           -----------                             Annual Market Depreciation      9.0%
     Business Capital Cost                  11,843,988
     Years to Amortize                               5
       Annual Capital Cost - Business                                $2,368,798

     Annual Interest Expense                 1,300,000
     Estimated Business %                        77.78%              $1,011,111
                                                 -----
                                                                                      Stated    Assumed   Adjusted
     Monthly Fee                               208,413  ----------------------------- Monthly   Monthly   Monthly
     Estimated Business %                        77.78%                                 Fee      Profit     Fee
                                                 -----                               $231,570     10%     $208,413
       Business Monthly Fee                    162,099 (X 12 months)  1,945,188
                                                                                      NetJets   Assumed   Adjusted
                                                     --------------------------------- Stated   NetJets   NetJets
     Per Hour Rate                               3,187 (X 700 Hours)  2,230,900         Rate     Profit     Rate
                                                                     ----------        $3,187      0%      $3,187
                         TOTAL REIMBURSEMENT                         $7,555,997
                                                                     ----------
                         PER HOUR REIMB. FOR BUSINESS HOURS          $   10,794
                                                                     ----------

  Capital Cost and Monthly Fee use NetJets 700 hours rates to reflect the cost of "empty flights" built into NetJets rates.